Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Elects Serena Wolfe to the Board of Directors

MIAMI, August 3, 2023 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, announced today that Lennar's Board of Directors has elected Serena Wolfe to serve as a member of the Board of Directors, effective September 2, 2023, for a term extending until Lennar’s 2024 Annual Meeting of Stockholders.

Ms. Wolfe has served as Chief Financial Officer of Annaly Capital Management, a leading diversified capital manager with investment strategies across mortgage finance since December 2019. Prior to joining Annaly in 2019, Ms. Wolfe had served as a Partner at Ernst & Young since 2011. Ms. Wolfe held a variety of roles across industries since beginning her career at Ernst & Young in 1998, including most recently as Ernst & Young’s Central Region Real Estate Hospitality & Construction leader from 2017 to November 2019. Ms. Wolfe has nearly 25 years of experience in accounting, of which 18 years were focused solely on the real estate and financial services sectors. Ms. Wolfe is also currently a director of Doma Holdings, Inc., where she serves as the Chair of the Audit & Risk Committee.

Stuart Miller, Executive Chairman of Lennar, said, "I have worked alongside Serena for two years as a director of Doma Holdings, Inc., a publicly traded real estate technology company in which Lennar has an investment and where Serena also serves as a director and Chair of the Audit Committee. I have had the opportunity to watch the credible work that Serena has brought to the Board and the Audit Committee at Doma. Her outstanding credentials include two decades of experience in public accounting. Serena’s election to our Board will assure that Lennar continues to provide the precision and transparency in our financial reporting and to meet the rigorous standards for the conduct of our business that our investors have come to expect from our company."

About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.